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                                                                    EXHIBIT 99.1

Wednesday, September 5, 2001

PRESS RELEASE

SOURCE:  GADZOOX, NETWORKS, INC.

                   GADZOOX NETWORKS SECURES ADDITIONAL FUNDING

         Balch Hill Capital and Galleon Group Invest in Gadzoox Networks

        SAN JOSE, Calif., Sept. 5 -- Gadzoox Networks Inc. (Nasdaq: ZOOX), a global supplier of intelligent Storage Area Network (SAN) products, today announced that it closed on the sale of $7.5 million of common stock in a transaction led by Balch Hill Capital and Galleon Group on August 30, 2001. The common stock was sold at a slight premium to market ($.10 over the closing price of $1.40 on August 30, 2001) with no attached warrants. The investment will be used to continue the launch of Gadzoox Networks' Slingshot 2 Gb Open Fabric switch family, including the recently announced Slingshot 4210, and to support the development of future products and programs. About Gadzoox Networks

        Gadzoox Networks offers intelligent Storage Area Network (SAN) Fibre Channel products that free IT managers from the increasing challenges of managing greater amounts of data with limited resources. Gadzoox Networks' storage networking products improve backup and restore, enable high availability, accelerate performance, and reduce storage management costs. Gadzoox Networks is a voting member of the Storage Networking Industry Association (SNIA), with corporate headquarters located at 5850 Hellyer Avenue in San Jose, California. For more information about Gadzoox Networks' products and technology advancements in the SAN industry, visit the company's Web site at http://www.gadzoox.com.

        This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Gadzoox Networks' future business prospects are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties. Such statements include statements regarding the launch of Gadzoox Networks' Slingshot 2 Gb open fabric switch products, future Gadzoox Networks' products and programs, and anticipated benefits for Gadzoox Networks' customers. Gadzoox Networks' business involves a number of risks and uncertainties, including, but not limited to, market acceptance of Gadzoox Networks' products, in particular the new 2Gb open fabric switching Slingshot product line, the timing of such acceptance, the fact that the SAN market is new and evolving, Gadzoox Networks' dependence on a limited number of products, a significant portion of which are sold to a limited number of partners including OEM and distribution channel partners, the ability or willingness of Gadzoox Networks' partners to sell the company's products, Gadzoox Networks' dependence on its contract manufacturer, competition in the SAN industry, the timing of new technology and product introductions, fluctuations in customer demand, both in timing and in volume, and risks associated with excess and obsolete inventories. In the context of forward looking
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information provided in this news release, reference is made to the discussion of risk factors detailed in Gadzoox Networks' Annual Report on Form 10-K for the fiscal year ended March 31, 2001, Gadzoox Networks' Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as well as subsequent filings.

        NOTE: Gadzoox and the Gadzoox logo are registered trademarks of Gadzoox Networks, Inc. All other trademarks are property of their respective owners.

        CONTACT: media, Kellie DiNaro, +1-408-361-6229, or kdinaro@gadzoox.com, or investors, Rosie Sundell, +1-408-360-6011, or rsundell@gadzoox.com, both of Gadzoox Networks